Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the 2008 Form 11-K of Bank of Florida Corporation (the “Company”), relative to the Company’s 401(k) Plan, of our report dated March 4, 2009, relating to the consolidated balance sheets of the Company as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity, comprehensive (loss) income and cash flows for each of the years in the three-year period ended December 31, 2008.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Ft. Myers, Florida

June 29, 2009

Bank of Florida Corporation 401(K) Plan

Table of Contents

December 31, 2008 and 2007

Page
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statement of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4 - 9

Supplemental Schedule:

Schedule H, Line 4i – Schedule of Assets Held as of December 31, 2008	10

Report of Independent Registered Public Accounting Firm

To the Audit Committee of Bank of Florida Corporation

Bank of Florida Corporation 401(k) Plan

We have audited the accompanying statements of net assets available for benefits of Bank of Florida Corporation 401(k) Plan as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of Bank of Florida Corporation 401(k) Plan as of December 31, 2008 and 2007, and the changes in net assets available for benefits for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

Our audits of the Plan’s financial statements as of and for the year ended December 31, 2008, were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management and has been subjected to the auditing procedures applied in our audits of the basic financial statements for the year ended December 31, 2008, and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Porter Keadle Moore, LLP

Atlanta, Georgia

June 26, 2009

BANK OF FLORIDA CORPORATION 401(K) PLAN

Statements of Net Assets Available for Plan Benefits

December 31, 2008 and 2007

	2008	2007
ASSETS:
Cash	$22,218	$106,677
Investments at fair value:
Shares of registered investment company mutual funds	3,960,309	6,066,413
Common stock of Bank of Florida Corporation	640,140	1,005,678
Loans to participants	174,449	151,927

Total investments	4,774,898	7,224,018

Receivables	202	180

Total assets	4,797,318	7,330,875

LIABILITIES:
Accounts Payable	2,299	2,299

Total liabilities	2,299	2,299

Net assets available for plan benefits	$4,795,019	$7,328,576

See accompanying notes to financial statements

BANK OF FLORIDA CORPORATION 401(K) PLAN

Statement of Changes in Net Assets Available for Plan Benefits

For the Year Ended December 31, 2008

Additions to net assets attributable to:
Investment income:
Dividends and interest	$81,338
Participant loan interest	12,452

Total investment income	93,790

Contributions:
Employer match	356,936
Employee deferral	1,205,064
Employee rollover	19,578

Total contributions	1,581,578

Total additions	1,675,368

Deductions to net assets attributable to:
Net depreciation in fair value of investments	2,329,482
Distributions paid to participants	1,876,633
Administrative expenses	2,810

Total deductions	4,208,925

Decrease in net assets available for plan benefits	(2,533,557)
Net assets available for plan benefits:
Beginning of year	7,328,576

End of year	$4,795,019

See accompanying notes to financial statements

BANK OF FLORIDA CORPORATION 401(K) PLAN

Notes to Financial Statements

December 31, 2008 and 2007 and For the Year Ended December 31, 2008

(1)	Description of Plan

The following description of Bank of Florida Corporation 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the Plan agreement for a complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan covering all employees of Bank of Florida Corporation (the “Company”) who have attained age twenty-one and completed three months of service. It is subject to the Employee Retirement Income Security Act of 1974 (ERISA). The Company is the plan administrator. Transamerica Retirement Services, Inc. provides recordkeeping services for the Plan.

Contributions

Each year, participants may contribute pretax annual compensation, as defined in the Plan. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company makes a matching contribution of 50% of the first 8% of base compensation for those who have completed at least three months of service and have attained age 21 and have elected to make deferral contributions. All contributions are invested ratably in the investment options selected by the participants and Company contributions are subject to the vesting guidelines discussed below. Participant and employer contributions are also subject to certain Internal Revenue Service (“IRS”) limitations. Participants may change their investment options at any time.

Participant Accounts

Each participant’s account is credited with the participant’s contribution and allocation of (a) the Company’s contributions and (b) Plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s account.

Vesting

Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Vesting in the remainder of their accounts is based on years of service, as defined in the plan. A participant is 100% vested after five years of service. Effective January 1, 2008 the service crediting method was changed from elapsed time to hours of service. In order to be credited with a year of service under the hours of service method, a participant must have 1,000 hours of service in a plan year. The vesting schedule of the plan is as follows:

Year(s) of Service	Vesting
1	20%
2	40%
3	60%
4	80%
5	100%

Participants become fully vested upon reaching Normal Retirement Age, which is defined as age 65. Participants become fully vested upon attaining Early Retirement Age, which is defined as age 55 with 5 years of service. Participants whose account balances transferred from the Old Florida Bank Savings Plan attain Early Retirement Age at 55 with no additional years of service requirement. Participants become fully vested if termination of employment occurs due to death or total and permanent disability.

BANK OF FLORIDA CORPORATION 401(K) PLAN

Notes to Financial Statements, continued

Forfeitures

Upon a distribution of the vested account balance or a five year break in service, amounts not vested will be forfeited. Forfeitures are used to either reduce employer contributions or pay plan expenses. During the plan year total forfeitures from participant accounts totaled $29,897. Forfeitures in the amount of $117,511 were used to reduce employer matching contributions during the year ending December 31, 2008.

Loans to Participants

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loan transactions are treated as transfers to (from) the investment funds from (to) the loan fund. Loan terms may not exceed 5 years, unless for the purchase of a primary residence. The loans are collateralized by the vested balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the plan administrator. Principal and interest are paid ratably through semi-monthly payroll deductions.

Payment of Benefits

Upon termination of service due to death or retirement, a participant may elect to receive either a lump sum amount equal to the value of the participant’s vested interest in his or her account, a partial lump sum amount or installment payments over a specified period of time, not exceeding the participant’s life expectancy. Upon termination of service for other reasons, a participant is eligible to receive the value of the vested interest in his or her account as a lump-sum distribution.

Administrative Expenses

The administrative fees paid from plan assets totaled $2,810. All other administrative fees were paid by the Company.

(2)	Summary of Significant Accounting Policies

The Plan’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The following is a summary of the significant accounting policies:

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Investments in mutual funds are valued at fair value based on quoted market prices of the underlying fund securities. The Plan holds investments in the Bank of Florida Corporation stock fund amounting to $640,140 and $1,005,678, at December 31, 2008 and 2007, respectively. This investment represents 13.4% and 13.9% of total investments at December 31, 2008 and 2007, respectively. For the years ending December 31, 2008 and 2007, the Plan’s investments in the Bank of Florida stock fund were valued at their year end unit closing price. Unitized accounting is a recordkeeping method whereby assets of a fund are reflected as “units of ownership” in the underlying assets. It allows the change in market value, whether from interest, dividends and/or price changes of the underlying investments or distributions, to be reflected for all participants on a daily basis. The unit closing price was $2.19 and $5.73 as of December 31, 2008 and 2007, respectively. A significant decline in the market value of the Plan Sponsor’s common stock would significantly affect the net assets available for benefits.

BANK OF FLORIDA CORPORATION 401(K) PLAN

Notes to Financial Statements, continued

Investment Valuation and Income Recognition, continued

The Plan provides for investments in various investment securities, which are exposed to various risks such as interest rate, credit and overall market volatility risks. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such change could materially affect the amounts reported in the statements of net assets available for plan benefits.

The net gain or loss from investment activity includes realized and unrealized gains and losses from investment activity as well as earnings on investments. Unrealized gains and losses are calculated as the difference between the current value of securities as of the end of the plan year and either the current value at the end of the preceding year or the actual cost if such investments were purchased during the current year. Realized gains or losses on sales of investments are calculated as the difference between sales proceeds and the current value of investments at the beginning of the year or the actual cost if such investments were purchased during the year. Earnings on investments include interest and dividends received on the Company’s common stock and mutual fund shares.

Securities transactions are recorded on the trade date. Dividend income is recorded on the ex-dividend date.

Contributions

Contributions from participants are accrued and credited to participants’ accounts as of each pay period.

Benefits

Benefit payments to participants are recorded when paid.

(3)	Fair Value Measurements

Financial Accounting Standards Board Statement No. 157, Fair Value Measurements (FASB Statement No. 157), establishes a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy under FASB Statement No. 157 are described below:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:

•     Quoted prices for similar assets or liabilities in active markets;

•     Quoted prices for identical or similar assets or liabilities in inactive markets;

•     Inputs other than quoted prices that are observable for the asset or liability;

•     Inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

BANK OF FLORIDA CORPORATION 401(K) PLAN

Notes to Financial Statements, continued

(3)	Fair Value Measurements, continued

An asset’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2008 and 2007.

Plan sponsor common stock	Valued at the Net Asset Value (NAV) of the units held by the Plan at year end

Mutual funds	Valued at the active market prices of shares held by the Plan at year end

Participant loans	Valued at amortized cost which approximates fair value

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2008:

	Level 1	Level 2	Level 3	Total
Mutual funds	$3,960,309	$—	$—	$3,960,309
Bank of Florida common stock	—	640,140	—	640,140
Participant loans	—	—	174,449	174,449

Total assets at fair value	$3,960,309	$640,140	$174,449	$4,774,898

The following table sets forth a summary of changes in the fair value of the Plan’s level 3 assets for the year ended December 31, 2008.

Participant Loans
Balance, beginning of the year	$151,927
Realized gains/(losses)	—
Unrealized gains/(losses) relating to instruments still held at the reporting date	—
Additional participant borrowings (net)	22,522

Balance, end of year	$174,449

BANK OF FLORIDA CORPORATION 401(K) PLAN

Notes to Financial Statements, continued

(4)	Investments

The Plan’s investments are held by Transamerica Retirement Services, Inc. in a trust fund. Transamerica Retirement Services, Inc. has certified to the plan administrator that all assets were being held and that all investment transactions including net appreciation in fair value of investments reported in these financial statements were complete and accurate at December 31, 2008 and 2007. The table presents the fair values of investments in excess of five percent of the Plan’s net assets:

	At December 31,
	2008	2007
Bank of Florida Corporation Common Stock	$640,140	$1,005,678
American Funds, Growth Fund of America	281,696	361,859
Federated U.S. Treasury Cash Reserves, Inst. Svc. Shares Fund	1,464,151	—
Fidelity Advisory Small Cap Fund	258,296	885,785
Transamerica Partners Money Market Fund	—	1,630,203
Transamerica Partners Stock Index Fund	225,586	725,796
Transamerica Partners Premier Growth Opportunities Fund	—	501,675
Transamerica Partners High Quality Bond Fund	320,947	309,692

During the year ended December 31, 2008, the Plan’s investments (including investments bought, sold, matured and held during the period) depreciated in value as follows:

Year ended December 31, 2008
Net change in investments at fair value as determined by quoted market price
Mutual funds	$(1,521,763)
Bank of Florida Corporation common stock	(807,719)

Net change in fair value	$(2,329,482)

(5)	Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, participants will become 100% vested in their accounts.

(6)	Tax Status

The Plan Administrator has not received a determination letter from the IRS approving the qualifications of the Plan for tax exempt status, however the Plan Administrator has obtained a determination letter qualifying the prototype plan the Plan was adopted on. Although the Plan has been amended since receiving the determination letter, the plan administrator believes the Plan is currently operating in compliance with the applicable requirements of the Internal Revenue Code. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

BANK OF FLORIDA CORPORATION 401(K) PLAN

Notes to Financial Statements, continued

(7)	Party-In-Interest Transactions

During the course of the year, the Plan enters into certain party-in-interest transactions with the Company and Transamerica Retirement Services, the recordkeeper of the plan. Certain Plan investments are the Company’s common stock invested through a stock fund and therefore, these transactions qualify as party-in-interest. The Company provides certain accounting and administrative services to the Plan for which no fees are charged. The Plan also provides for certain investments that are managed by an affiliate of Transamerica Retirement Services, Inc., the Plan’s recordkeeper. During the course of the year, administrative fees in the amount of $2,810 were paid to Transamerica Retirement Services and its affiliates. These transactions also qualify as party-in-interest. Transactions in such investments qualify as party-in-interest transactions, which are exempt from the prohibited transactions rules.

BANK OF FLORIDA CORPORATION 401(K) PLAN

Schedule H, Part IV, Line 4i

Schedule of Assets (Held at End of Year)

As of December 31, 2008

(a)	(b) Identity of Issuer/(c) Description of Investment	(d) Cost	(e) Fair Value
*	Bank of Florida Corporation Common Stock	N/A	$640,140
	American Funds EuroPacific Growth Fund	N/A	144,579
	American Funds Fundamental Investments	N/A	190,797
	American Funds Growth Fund of America	N/A	281,696
	Federated U.S. Treasury Cash Reserves, Inst. Svc. Shares Fund	N/A	1,464,151
	Fidelity Advisor Leveraged Co Stock Fund	N/A	191,381
	Fidelity Advisor Small Cap Fund	N/A	258,296
	Franklin Real Estate Securities Fund	N/A	69,548
	Janus Balanced Fund	N/A	4,592
	Janus International Growth Fund	N/A	2,395
	Oppenheimer Global Fund	N/A	187,323
	PIMCO Total Return Fund	N/A	40,594
*	Transamerica Partners High Quality Bond Fund	N/A	320,947
*	Transamerica Partners Mid Cap Value Fund	N/A	100,936
*	Transamerica Partners Stock Index Fund	N/A	225,586
	Vanguard Small Cap Value Index Fund	N/A	1,610
	Vanguard Target Retirement 2005 Fund	N/A	131,788
	Vanguard Target Retirement 2010 Fund	N/A	1,696
	Vanguard Target Retirement 2020 Fund	N/A	97,681
	Vanguard Target Retirement 2025 Fund	N/A	864
	Vanguard Target Retirement 2035 Fund	N/A	121,556
	Wells Fargo Advantage Small Cap Value Fund	N/A	122,293
	Loans to participants (interest rates ranging from 5.00% - 9.37% maturing through December 15, 2013)	N/A	174,449

			$4,774,898

*	Party in interest

N/A – Cost information may be omitted when reporting participant directed investments.